Exhibit 10.30

STOCK PURCHASE AGREEMENT
dated as of September 3, 2007
by and among
ANTIGEN LABORATORIES, INC.,
SYLVIA W. WILLOUGHBY TRUST,
WILLIAM THOMAS WILLOUGHBY,
AND
PLANET TECHNOLOGIES, INC.

STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT, dated as of September 3, 2007, (this “Agreement”), by and among Planet Technologies, Inc., a California corporation (“Planet”), the Sylvia W. Willoughby Trust (the “Trust”), Mr. William Thomas Willoughby (“Mr. Willoughby” and together with the Trust, the “Sellers”), and Antigen Laboratories, Inc., a Missouri corporation (“Antigen”) is made with respect to the acquisition of all of the outstanding stock of Antigen from the Sellers.
RECITALS
     WHEREAS, the Sellers own all of the issued and outstanding capital stock (the “Stock”) of Antigen;
     WHEREAS, Antigen is engaged in the business of the development, manufacturing, sale, and distribution of allergy immunotherapy testing and treatment products (“Business” or “Antigen Business”);
     WHEREAS, Planet is engaged in the business of selling and distributing consumer products for use by allergy sufferers, including, without limitation, air filters, bedding and similar products (the “Planet Business”); and
     WHEREAS, Sellers desire to sell, and Planet desires to purchase the Stock pursuant to this Agreement.
AGREEMENT
     NOW, THEREFORE, in reliance on the representations and warranties and agreements and subject to the terms and conditions hereinafter set forth, the parties hereby agree as follows:
     1. Definitions. Attached as Schedule 1 is a Schedule of Defined Terms used in this Agreement.
     2. Purchase and Sale of Stock. Subject to the terms and conditions contained herein, Planet agrees to purchase, and Sellers agree to sell, the Stock at the Closing for an aggregate amount of $10,000,000 in cash, plus the payment and forgiveness of certain debts (collectively the “Purchase Price”), payable as provided herein. The “Purchase Price” shall be subject to adjustment as set forth in Section 5 of this Agreement.
     3. Intentionally Omitted.
     4. Payment of Purchase Price and Closing. In full consideration for the Stock and the other agreements contained in this Agreement, Planet shall pay the Purchase Price as follows:

     (a) Consideration.
     (i) $9,000,000.00 to the Sellers in cash at the Closing (the “Closing Cash Payment”), pro rata in accordance with the relative percentage of the Stock owned by each Seller;
     (ii) Conversion of the $200,000 (plus the amount of accrued interest set forth on Schedule 4(a)(ii)) debt owed to Sylvia Willoughby (the “Sylvia Willoughby Debt”) into common stock of Planet to be issued to the Trust in accordance with subsection (c) below;
     (iii) Forgiveness of the $150,000 debt (plus accrued interest) owed by Mr. Willoughby to Antigen;
     (iv) Planet shall contribute such funds to Antigen and shall cause Antigen to pay in full all of Sellers’ and Antigen’s approximately $300,000 debt owed to Platte Valley Bank; and
     (v) Promise to pay to Sellers $1,000,000.00 in cash, pro rata in accordance with the relative percentage of the Stock owned by each Seller, on the date 12 months following the Closing, subject to adjustment and delay as hereinafter provided (“Cash Holdback”).
     (b) Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the sale and purchase of the Stock (the “Closing”) shall take place on the date (the “Acquisition Date”) as soon as reasonably practicable following satisfaction of the conditions to Closing set forth in Section 10 to this Agreement (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date). The Closing shall be effectuated by exchanging copies of the Closing documents and deliveries, and as applicable, the signature pages thereto, by facsimile or other appropriate electronic means, the receipt of which will be confirmed by telephone.
     (c) Debt Conversion Price. The formula for determining the per share value of the stock utilized for the Sylvia Willoughby Debt shall be based upon the average closing price of Planet’s common stock for the ten (10) trading days preceding the Closing, but in no event shall the price be less than $1.40 or exceed $2.50
     5. Post-Acquisition Purchase Consideration Adjustment.
     (a) Indemnity Obligations. If any party is required to indemnify any other party pursuant to Sections 13, 14 or 15 of this Agreement, the Purchase Price will be adjusted as provided in this Section 5 of this Agreement.
     (b) Dispute Resolution. In the event that any party disagrees with any demand for indemnification by any other party, such party shall give written notice of its objections thereto within forty-five (45) days of any claim for indemnification (“Dispute Notice”). If a party does not timely deliver a Dispute Notice, the claim for indemnity will be final and binding on the parties. If a party timely delivers a Dispute Notice, then during the

30-day period following such delivery, the respective Seller and Planet shall attempt to resolve any differences which they may have with respect to any matters specified in the Dispute Notice (which resolution, if any, shall be final and binding on all parties). If, at the end of such 30-day period such Seller and Planet shall have failed to reach written agreement with respect to all such matters, then all such matters specified in the Dispute Notice with respect to which an agreement has not been reached (the “Disputed Matters”) shall be submitted to and arbitrated by an independent certified public accounting firm to be agreed upon by the parties (the “Arbitrator”). The Arbitrator shall consider only the Disputed Matters. The Arbitrator shall act promptly, and the Arbitrator’s decision with respect to all Disputed Matters shall be final and binding upon the parties hereto. The prevailing party in the arbitration shall be entitled to the reimbursement from the non-prevailing party of the prevailing party’s reasonable attorney’s and accountant’s fees and costs incurred in connection with the arbitration. The fees and expenses of the Arbitrator incurred in connection with its review and determination of any Disputed Matters shall also be borne by the non-prevailing party as determined by the Arbitrator. If Planet is asserting the claim for indemnity, the Cash Holdback shall not be paid or delivered to the respective Seller until resolution of the Disputed Matters.
     (c) Adjustment to Purchase Price. The Cash Holdback shall be subdivided between the Sellers in accordance with the relative percentage of the Stock owned by the Trust (the “Trust Holdback”) on the one hand and Mr. Willoughby (the “Willoughby Holdback”) on the other hand. If the Trust is the Indemnifying Party, the Trust shall, in accordance with the dispute resolution procedures in subsection (b), be deemed to have surrendered to Planet a portion of the Trust Holdback equal to the dollar amount of the Trust’s indemnity obligation, but in no event more than the Trust Holdback (it being understood and agreed that, other than the Trust Tax Indemnification which shall not be capped, the maximum aggregate amount of indemnifiable Damages that may be recovered from the Trust pursuant to Section 14 shall be limited to the Trust Holdback). If Mr. Willoughby is the Indemnifying Party, Mr. Willoughby shall, in accordance with the dispute resolution procedures in subsection (b), be deemed to have surrendered to Planet a portion of the Willoughby Holdback equal to the dollar amount of Mr. Willoughby’s indemnity obligation, but in no event more than the Willoughby Holdback (it being understood and agreed that, other than the Willoughby Tax Indemnification which shall not be capped, the maximum aggregate amount of indemnifiable Damages that may be recovered from Mr. Willoughby pursuant to Section 13 shall be limited to the Willoughby Holdback plus an additional $510,000). If Planet is the Indemnifying Party, Planet shall cause to be issued to Sellers cash, but in no event for more than a $1 million indemnity obligation (unless the indemnification is pursuant to Section 15(D), for which no such limitation shall apply).
     6. Representations and Warranties of Mr. Willoughby. In order to induce Planet to enter into this Agreement, as of the Acquisition Date, except as set forth in the Disclosure Schedules attached hereto, Mr. Willoughby represents and warrants to Planet as follows:
     (a) Legal Authority, Binding Effect. Mr. Willoughby has the full capacity, power and authority to execute and deliver this Agreement and to transfer his Stock as contemplated herein (subject to the Liens set forth in Schedule 6(c)). Mr. Willoughby has full capacity, right, power and authority to execute, deliver and perform his obligations under this Agreement and all other agreements, certificates and documents (collectively, the “Willoughby Documents”) executed or delivered or to be executed or delivered by Mr. Willoughby in connection herewith. This Agreement and the other Willoughby Documents constitute legal, valid and binding obligations of Mr. Willoughby, enforceable in accordance with their respective terms. Except as contemplated in Section 10(a)(i), no third party consent or authorization is required for delivery and execution of the Willoughby Documents to Planet.
     (b) Organization, Good Standing. Antigen is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, and has full power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Antigen is duly qualified or licensed to do business and is in good standing as a foreign company under the laws of those jurisdictions in which the conduct of its business or the ownership or leasing of its assets requires such qualification, except where the failure to be so qualified or licensed or in good standing would not have a Material Adverse Effect. The copies of Antigen’s Articles of Incorporation, as amended (certified by the Secretary of State), and Bylaws which have been previously delivered to Planet or its representative are correct and complete.
     (c) Capitalization. Except as set forth on Schedule 6(c), Mr. Willoughby owns and holds one hundred percent (100%) of his Stock free and clear of all Liens. To the Knowledge of Mr. Willoughby, no Person other than the Trust owns any capital stock of Antigen. There are no existing options, warrants, convertible securities, commitments or other agreements requiring the issuance or sale of any additional securities of or equity interests in Antigen. Antigen has no Subsidiaries or equity in any corporation, partnership, joint venture or other entity.
     (d) Financial Statements.
     (i) Antigen has delivered to Planet its unaudited balance sheet as of June 30, 2007 (the “Reference Balance Sheet”) and income statement for the period ended June 30, 2007 (“Interim Financial Statements”), and the unaudited consolidated balance sheet of Antigen as of the preceding two (2) fiscal years and income statement for the preceding two (2) fiscal years (collectively with the Interim Financial Statements, the “Financial Statements”), copies of which are attached hereto as Schedule 6(d)(i) and certified by the chief financial officer of Antigen, to his Knowledge, as true and correct in all material respects.
     (ii) In each case in all material respects, the Financial Statements are complete, are in accordance with Antigen’s books and records regularly maintained by management, have been prepared in accordance with GAAP, consistently applied by Antigen, and present fairly the financial position and results of operations of Antigen as of the dates and for the periods indicated.

     (iii) There are no liabilities, debts, obligations or claims against the Business or the Assets of any nature, absolute or contingent, which in the aggregate exceeds $10,000, except (a) as and to the extent reflected or reserved against on the Reference Balance Sheet, (b) specifically described and identified as an exception to this paragraph in any of the Schedules delivered to Planet pursuant to this Agreement, (c) incurred since the Reference Balance Sheet date, in the ordinary course of business consistent with prior practice and Section 6(f) hereof, or (d) open purchase or sales orders or agreements for delivery of goods and services in the ordinary course of business consistent with prior practice.
     (e) Intentionally Omitted.
     (f) No Adverse Change. Except as noted in Schedule 6(f), since January 1, 2005, Antigen has operated the Business only in the ordinary course of business as theretofore conducted, and there has been no: (i) Material Adverse Effect, or any event or development which, individually or together with other such events, could reasonably be expected to result in a Material Adverse Effect; (ii) suffered any damage or destruction resulting in a loss or cost to Antigen of more than $10,000 in the aggregate, whether or not covered by insurance; (iii) amendment of its Articles of Incorporation or Bylaws; (iv) issuance of any additional Antigen securities or issuance, sale or grant of any option or right to acquire or otherwise dispose of any of its authorized but unissued Antigen securities; (v) repurchase or redemption of shares or other Antigen securities; (vi) entering into of any employment agreement with, or becoming liable for any bonus, profit-sharing or incentive payment to, or increasing of the compensation or benefits of, any of its officers, directors or employees, other than in the ordinary course of business; (vii) sale, transfer or acquisition of any properties or assets, tangible or intangible, other than in the ordinary course of business; (viii) modification, amendment or cancellation of any of its existing leases or entering into any contracts, agreements, leases or understandings other than in the ordinary course of business or entering into of any loan agreements; (ix) investments other than in certificates of deposit or short-term commercial paper; (x) capital expenditure or addition or commitment to make a capital expenditure or addition, when considered as a whole is in excess of an aggregate of $10,000; (xi) Liens or restrictions on any of the Business or the Assets; (xii) commencement of any litigation, action or proceeding before any court, governmental or regulatory body or arbitrational tribunal relating to the Business or the Assets; or (xiii) changes in respect of any election concerning Taxes or Tax Returns, adoption or change of any accounting method, filed any amended Tax Return, entering into any closing agreement with respect to Taxes, settling of any Tax claim or assessment or surrendering of any right to claim a refund of Taxes or obtaining or entering into of any Tax ruling, agreement, contract, understanding, arrangement or plan.
     (g) Taxes. Except as disclosed in Schedule 6(g), (i) Antigen has filed within the time prescribed by law, all Tax Returns required to be filed by it with respect to the income, business or operations of Antigen with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required by law to be filed and such Tax Returns were complete and accurate in all material respects, and (ii) Antigen has paid in full all Taxes due on or in respect of all such Tax Returns. Except as disclosed in

Schedule 6(g), Antigen is not the subject of any pending or threatened tax examination nor is it a party to any proceeding or inquiry by any governmental authority for the assessment or the proposed assessment or for the collection of Taxes nor has any claim for the assessment or proposed assessment or for the collection of Taxes been asserted against Antigen. There are no Liens for Taxes that are due and unpaid on any of the Assets or the Stock. All amounts required to be withheld by Antigen in connection with its business or operations from customers with respect to the sale of goods, or from or on behalf of employees for income, social security and unemployment insurance taxes, have been collected or withheld and either paid to the appropriate governmental agency or set aside and, to the extent required by the Code or other Applicable Law, held in accounts for such purpose.
     (h) Food and Drug Administration (“FDA”). Antigen has filed within the time prescribed by law, all FDA filings required to be filed by it with respect to Antigen and its products with the appropriate Governmental Authority in all jurisdictions where required by law to be filed and such filings were complete and accurate in all material respects. Antigen is not the subject of any pending or, to the Knowledge of Mr. Willoughby, threatened inspection or action nor is it a party to any proceeding or inquiry by any governmental authority for any actions or proposed action nor has any action or proposed action been asserted against Antigen. Except as listed in Schedule 6(h), there are no 483 actions or activities due or overdue. All records in the possession of Antigen relating to all FDA inspections and actions since January 1, 2005 have been made available to Planet.
     (i) Title to Property; Condition; All Assets. Except as set forth on Schedule 6(i), Antigen has good and marketable title to (or a valid leasehold interest in) all of the assets, properties, real or personal, and rights of every nature, kind and description, tangible and intangible, whether or not reflected on the Reference Balance Sheet, used or useable in Business and owned by or leased by Antigen (the “Assets”). Without limiting the generality of the preceding sentence, the Assets as of the Reference Date include all of Antigen’s right, title and interest in the following:
     (i) Inventory, wherever located, used or useable in the Business (the “Inventory”) consisting of inventory, merchandise, goods and other personal property that are held by or on behalf of Antigen for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in the Business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and including without limitation the Inventory listed on Schedule 6(i)(i) to the extent not sold in the ordinary course of business prior to Closing;
     (ii) Physical assets, wherever located, used or useable in the Business consisting of Equipment, fixtures, supplies and packaging materials, including without limitation the physical assets as of the Reference Date, listed on Schedule 6(i)(ii)(A); provided that the parties agree that the assets listed on

Schedule 6(i)(ii)(B) shall be excluded from the Business and be the sole property of the Sellers;
     (iii) All Patents, Copyrights and Trademarks used or useable in the Business, and all agreements of any nature whatsoever with respect to any of the foregoing (the “Intangible Property”), including, without limitation, the rights to all brand names, Patents, patent applications, Copyrights and Trademarks listed on Schedule 6(i)(iii);
     (iv) All inventions, discoveries, improvements, computer software, data, skill, expertise, procedures and processes used or useable in the Business and all agreements of any nature whatsoever with respect thereto (the “Know-how”);
     (v) All other trade secrets and proprietary information relating to the Business, including customer lists, market surveys and all agreements of any nature whatsoever with respect thereto (the “Proprietary Information”);
     (vi) All right, title and interest of Antigen in and to Licenses, transferable permits, exemptions, approvals, franchises and privileges relating to the Business to the extent transferable under Applicable Law, including without limitation, those listed on Schedule 6(i)(vi);
     (vii) All claims and rights under all leases, contracts, agreements, and purchase and sales orders, whether written or oral, relating in any manner including, without limitation, those set forth on Schedule 6(i)(vii) hereto (collectively, the “Contracts”);
     (viii) All prepaid items, security deposits, advance payments, letters of credit and other similar assets relating to the Business;
     (ix) All interests in partnerships, joint ventures and other business associations relating to the Business;
     (x) All rights under express or implied warranties from the suppliers with respect to the Assets to the extent transferable under Applicable Law;
     (xi) All proceeds under insurance policies of the Business;
     (xii) All claims and causes of action against others relating to the Business; and
     (xiii) All goodwill associated with the Business or Assets.
     The Assets are free and clear of all Liens except as described in the Financial Statements or Schedule 6(i). Such Assets are in reasonable order and working condition, subject to ordinary wear and tear. The Assets constitute all of the properties and assets necessary to conduct the Business in all material respects as it is presently conducted.

     (j) Real Property. Schedule 6(j) hereto contains a list and brief description of all real property owned or leased by Antigen. All buildings and other structures on such property (whether leased or owned) are in reasonable operating condition and repair, subject to ordinary wear and tear. All leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event or condition exists, or to the Knowledge of Mr. Willoughby, is alleged by any of the other parties thereto to exist, which constitutes, or with giving of notice or lapse of time or both would constitute, a material default under, or a basis for termination of, any such lease. No brokerage commissions are owed with respect to any such leased space. Antigen has made available to Planet prior to the execution of this Agreement, true and complete copies of all such leases (including any amendments and renewal letters).
     (k) Patents, Trademarks and Copyrights. Antigen has interests in or the right to use the Intangible Property, the Know-how and the Proprietary Information (collectively, the “Intellectual Property”) as to which they have all right, title and interest in or valid and binding rights under contract to use, and the use thereof in the operation of the Business does not and will not infringe the rights of any other Person. No other Intellectual Property is necessary in the conduct of the Business. Except as disclosed in Schedule 6(k), with respect to the Intellectual Property: (i) Antigen has the exclusive right to use its Intellectual Property, (ii) all registrations with and applications to any Governmental Authority in respect of the Intellectual Property are valid and in full force and effect and, to the Knowledge of Mr. Willoughby, are not subject to the payment of any Taxes or maintenance fees or the taking of any other actions by Antigen to maintain their validity or effectiveness, (iii) there are no restrictions on the direct or indirect transfer of any contract, or any interest therein, held by Antigen in respect of its Intellectual Property, (iv) Antigen has delivered to Planet prior to the execution of this Agreement documentation with respect to any invention, process, design, computer program or other know-how or trade secret included in its Intellectual Property, which documentation is accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, process, design, computer program or other know-how or trade secret and to facilitate its full and proper use without reliance on the special knowledge or memory of any person, (v) Antigen has taken reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets, (vi) Antigen has not received any notice that it is in default (or with the giving of notice or lapse of time or both, would be in default) under any contract to use the Intellectual Property, (vii) to the knowledge of Mr. Willoughby, no Intellectual Property is being infringed by any other Person and (viii) Antigen does not pay any royalty to a third party with respect to its use of any Intellectual Property.
     Except as set forth on Schedule 6(k), Antigen has not received notice, either verbally or in writing, that it is infringing any Intellectual Property of any other Person in connection with the conduct of the Business and no claim is pending or has been made in writing to such effect. Mr. Willoughby has no Knowledge that Antigen is infringing on the intellectual property rights of any other Person.
     (l) Contracts and Commitments. Schedule 6(i)(vii) contains a list of all material leases, contracts and agreements relating to the Business and to which Antigen is a party or by which any of the Assets is bound. True and complete copies of the foregoing have been made available to Planet. Except as set forth on Schedule 6(l), all Contracts are in full force and effect and constitute legal, valid and binding obligations of Antigen. No default, or event which with notice or lapse of time or both would constitute a default, exists in respect of the Contracts on the part of Antigen. Except as set forth on Schedule 6(l), no consent of any Person is required in connection with the transfer of the Stock to Planet under this Agreement. Except as set forth on Schedule 6(l), Antigen has no contracts, agreements or arrangements (a) providing for the payment of any bonus or commission based on sales or earnings, or (b) with any officer, member, director, consultant (other than fee agreements with Antigen’s accountants and attorneys), agent or Affiliate of Antigen, or (c) relating to employment or severance or termination benefits (other than employment arrangements terminable at will without liability on the part of Antigen and other than for severance or termination benefits required by statute or regulation).
     (m) Intentionally Omitted.
     (n) Compliance with Laws; Restrictions; Permits.
     (i) Except as set forth on Schedule 6(n)(i), to the Knowledge of Mr. Willoughby, Antigen is conducting the Business, and all of its properties and assets are, in compliance with Applicable Law and regulations, policies and orders or any Governmental Authority, including, without limitation the FDA.
     (ii) Except as set forth on Schedule 6(n)(ii), to the Knowledge of Mr. Willoughby, Antigen has not received any written notification of any present or past (since January 1, 2005) failure to comply or of any past (since January 1, 2005) or present events, activities or practices of Antigen or incidents or actions of Antigen or plans of Antigen which may be construed to indicate interference with or prevention of continued compliance with Applicable Law or which may give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation.
     (iii) Set forth on Schedule 6(n)(iii) is a list of all approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of any Governmental Authority obtained by Antigen for the operation of the Business as currently operated. To the Knowledge of Mr. Willoughby, no other governmental or other registration, filing, application, permit, notice, transfer, consent, approval, order, qualification or waiver (collectively, a “Permit”) is required under Applicable Law to be obtained by Antigen.
     (o) Compensation of and Indebtedness to and from Employees.
     (i) Schedule 6(o)(i) sets forth a true and complete list of the names of and positions held by each employee of Antigen (“Employees”) and the current compensation of each such employee, including salary, bonus, other incentive compensation and other perquisites and benefits.
     (ii) Except as set forth in Schedule 6(o)(ii), Antigen has no financial obligation and are not otherwise indebted to any person who is an officer, director, member or employee of Antigen, or to any relative of any such person or to any entity controlled directly or indirectly by, or otherwise affiliated with, such person, in any amount whatsoever other than for compensation for services rendered since the start of the current pay period and for normal and customary business expenses, nor is any officer, director, member or employee or any relative of such person or any entity controlled directly or indirectly by, or otherwise affiliated with, such person, indebted to Antigen except for normal and customary business reimbursement advances made in the ordinary course of business.
     (p) Employee Benefit Plans.
     (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Antigen and current or former directors of Antigen, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and all deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), are set forth in Schedule 6(p). True and complete copies of all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto have been provided or made available to Planet.
     (ii) All Benefits Plans, to the extent subject to ERISA, are in substantial compliance with ERISA. No Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) is intended to be qualified under Section 401(a) of the Code. There is no material pending or, to the Knowledge of Mr. Willoughby, threatened litigation relating to the Benefits Plans. Antigen has not engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Antigen to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.
     (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Antigen with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it, or the single-employer plan of any entity which is considered one employer with Antigen under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Antigen has not incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.
     (iv) All contributions required to be made under the terms of any Benefit Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Antigen has not provided, and is not required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.
     (v) Antigen does not have any obligations for retiree health and life benefits under any Benefit Plan and may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.
     (vi) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (A) entitle any employees of Antigen to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.
     (q) Labor Matters. Antigen is neither a party to nor bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Antigen to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or, to the Knowledge of Mr. Willoughby, threatened, nor to the Knowledge of Mr. Willoughby does any activity exist involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
     (r) Insurance. Schedule 6(r) hereto lists all insurance policies covering Antigen and any aspect of the Business, indicating the type of coverage, name of insured, the insurer, the amount of coverage, the premium and the expiration date of each policy. The insurance coverage provided by any of the policies described above will not terminate or lapse by reason of the transactions contemplated by this Agreement. Each policy listed is valid and binding and in full force and effect, no premiums due thereunder have not been paid, and Antigen has not received any notice of cancellation or termination in respect of any such policy or notice that any insured is in default thereunder.
     (s) Litigation. Except as set forth in Schedule 6(s), there are presently no, and since June 30, 2004 there have been no, actions, suits, disputes, claims, proceedings or investigations pending or, to the Knowledge of Mr. Willoughby, threatened against or affecting Sellers, Antigen, the Business, the Stock or the Assets, at law or in equity, before or by any court, agency, or other governmental authority, including, without limitation, litigation with competitors, customers or with contractors or suppliers who have performed work on or supplied equipment or materials relating to the Business or the properties of Antigen. There is no outstanding order, injunction or decree of any court, governmental authority or arbitration tribunal against Sellers, Antigen, the Business, Stock or the Assets.
     (t) Environmental Matters.
     (i) Antigen’s business, assets and properties are and have been operated and maintained in compliance in all material respects with all environmental protection laws and regulations of any Applicable Law (the “Environmental Laws”). No event has occurred since January 1, 2005 which, with or without the passage of time or the giving of notice, or both, would constitute non-compliance with, or a violation of, the Environmental Laws.
     (ii) Except as set forth on Schedule 6(t)(ii), no real property leased, occupied or used in the Business contains any underground storage tanks. Antigen has not caused or permitted to exist, as a result of an intentional or unintentional act or omission, a disposal, discharge or release of Hazardous Substances originating on or from any site which currently is or formerly was owned, leased, occupied or used in connection with the Business, except where such disposal, discharge or release was pursuant to and in compliance with the conditions of a permit issued by the appropriate Governmental Authority. There are no properties owned, leased, occupied or used by Antigen in connection with the Business which are listed, or proposed for listing, on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., or on a registry of inactive hazardous waste sites maintained by any state (i) which currently is or formerly was owned, leased, occupied or used and (ii) with respect to which Antigen has received notice that it is considered to be a potentially responsible person.
     (u) Customers and Suppliers. Schedule 6(u) sets forth a list of the twenty largest, by dollar volume, customers and ten largest suppliers of Antigen for the six months ending June 30, 2007. Since January 1, 2005, no supplier or customer of the Business has cancelled or otherwise terminated, or, to the Knowledge of Mr. Willoughby, made any written threat to Antigen to cancel or otherwise terminate, for any reason, including the consummation of the transactions contemplated hereby, its relationship with the

Business, in each case if and only to the extent that such cancellation, termination or threat, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To the Knowledge of Mr. Willoughby, no supplier or customer intends to cancel or otherwise terminate or decrease materially its services or supplies to the Business or its usage of the services or products of the Business, as the case may be, in each case if and only to the extent that such cancellation, termination or reduction, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     (v) Products.
     (i) Schedule 6(v)(i) sets forth a list of each product currently sold by Antigen. No claims have been asserted or threatened at any time since January 1, 2005 against the Business in respect of personal injury, wrongful death or property damage alleged to have resulted from products provided by the Business.
     (ii) The Business has not experienced any product recall or warranty claims, other than warranty claims less than $1,000.00 since the year ended January 1, 2005.
     (w) Disclosure. No representation or warranty contained in Section 6 of this Agreement, and no statement contained in the Schedules to Section 6 of this Agreement or in any certificate furnished by Mr. Willoughby to Planet pursuant to any provision of this Agreement, contains any untrue statement of a material fact, or when taken as a whole, omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading. Mr. Willoughby has no Knowledge of any fact that has or could reasonably be deemed to have a Material Adverse Effect on the Business, which has not been set forth in this Agreement, including without limitation any Schedules or Exhibits hereto, the Financial Statements or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of Antigen in connection with the transactions contemplated by this Agreement.
     (x) No Other Representations or Warranties. Except as and to the extent set forth in Section 6 of this Agreement, Mr. Willoughby makes no representations or warranties whatsoever to Planet (whether express, implied or statutory) and hereby disclaims all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Planet or any of its Affiliates or representatives, other than and to the extent set forth in Section 6 of this Agreement. Mr. Willoughby makes no representations or warranties to Planet regarding the probable success or profitability of the Business.
     7. Representations and Warranties of the Trust. In order to induce Planet to enter into this Agreement, as of the Acquisition Date, except as set forth in the Disclosure Schedules attached hereto, the Trust represents and warrants to Planet as follows:

     (a) Legal Authority, Binding Effect. The Trust has the full capacity, power and authority to execute and deliver this Agreement and to transfer its Stock as contemplated herein (subject to the Liens set forth in Schedule 7(b)). The Trust has full capacity, right, power and authority to execute, deliver and perform its obligations under this Agreement and all other agreements, certificates and documents (collectively, the “Trust Documents”) executed or delivered or to be executed or delivered on behalf of the Trust in connection herewith. This Agreement and the other Trust Documents constitute legal, valid and binding obligations of The Trust, enforceable in accordance with their respective terms.
     (b) Title to Stock. Except as set forth on Schedule 7(b), the Trust owns and holds one hundred percent (100%) of its Stock free and clear of all Liens.
     (c) Disclosure. No representation or warranty contained in Section 7 of this Agreement, and no statement contained in the Schedules to Section 7 of this Agreement or in any certificate furnished by the Trust to Planet pursuant to any provision of this Agreement, contains any untrue statement of a material fact, or when taken as a whole, omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.
     (d) No Other Representations or Warranties. Except as and to the extent set forth in Section 7 of this Agreement, the Trust makes no representations or warranties whatsoever to Planet (whether express, implied or statutory) and hereby disclaims all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Planet or any of its Affiliates or representatives, other than and to the extent set forth in Section 7 of this Agreement. The Trust makes no representations or warranties to Planet regarding the probable success or profitability of the Business.
     8. Representations and Warranties of Planet. As an inducement for Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Planet represents and warrants to Sellers that:
     (a) Organization and Good Standing. Planet is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Sellers are aware that Planet is in the process of reincorporating in the State of Delaware and at the Closing may be either a corporation valid and existing in the State of Delaware or the State of California.
     (b) Execution and Effect of Agreement. Planet has the full right, power and authority to enter into and perform this Agreement and all other agreements, certificates and documents executed or delivered or to be executed or delivered by Planet in connection herewith (collectively, with this Agreement, “Planet’s Documents”). The execution, delivery and performance by Planet of Planet’s Documents have been duly authorized by all necessary corporate action of Planet. This Agreement has been duly executed and delivered by Planet, and Planet’s Documents are (or when executed and delivered by Planet will be) legal, valid and binding obligations of Planet (to the extent it is a party thereto), enforceable in accordance with their respective terms.
     (c) Restrictions. The authorization, execution, delivery and performance of Planet’s Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any of the provisions of the charter or bylaws of Planet, (ii) violate, conflict with, result in a breach of or constitute a default under, require any notice or consent under, give rise to a right of termination of, or accelerate the performance required by, any terms or provisions of any agreement, instrument or writing of any nature to which Planet is a party or is bound or any of its assets or business is subject, or (iii) violate, conflict with or result in a breach of, or require any notice, filing or consent under, any statute, rule, regulation or other provision of law, or any order, judgment or other direction of a court or other tribunal, or any other governmental requirement, permit, registration, license or authorization applicable to Planet.
     (d) Intentionally Omitted.
     (e) Public Filings. To the best knowledge of Planet’s Chief Executive Officer and Chief Financial Officer, Planet has filed all required forms, reports and documents (“Planet SEC Reports”) with the SEC since January 1, 2005, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. None of such Planet SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. The financial statements included in the Planet SEC Reports (collectively, the “Planet Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis by Planet (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of Planet as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended, except, in the case of unaudited interim financial statements, for normal year-end audit adjustments and the fact that certain information and notes have been condensed or omitted in accordance with the applicable rules of the SEC.
     (f) Intentionally omitted.
     (g) Compliance with Laws; Permits.
     (i) Planet is conducting the Planet Business, and all of its properties and assets are, in compliance with Applicable Law.
     (ii) Planet is not aware and has not received any written or verbal notification of any present or past failure so to comply or of any past or present events, activities or practices of Planet or incidents or actions of Planet or plans of

Planet which may be construed to indicate interference with or prevention of continued compliance with Applicable Law or which may give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation.
     (iii) No Permit is required under Applicable Law to be obtained by Planet by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or to avoid the loss of any Permit.
     (h) Due Diligence. Planet has (i) completed its own independent investigation, analysis and evaluation of the Business and Antigen, (ii) made all such reviews and inspections of the books and records, business, assets, results of operations, condition (financial or otherwise) and prospects of the Business and Antigen as it has deemed necessary or appropriate, and (iii) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, has relied solely on its own independent investigation, analysis, and evaluation of the Business, Antigen and the representations made by the Sellers in this Agreement. Planet has been afforded the opportunity to ask all questions, and it has received all answers to its satisfaction, regarding the Business and Antigen.
     (i) Disclosure. No representation or warranty contained in Section 8 of this Agreement, and no statement contained in the Schedules to Section 8 of this Agreement or in any certificate furnished by Planet pursuant to any provision of this Agreement, contains any untrue statement of a material fact, or when taken as a whole, omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading. There is no fact known to Planet that Planet believes has or could have a Material Adverse Effect on Planet’s Business, which has not been set forth in this Agreement, including without limitation any Schedules or Exhibits hereto, the Planet Financial Statements or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of Planet in connection with the transactions contemplated by this Agreement.
     (j) No Other Representations or Warranties. Except as and to the extent set forth in Section 8 of this Agreement, Planet makes no representations or warranties whatsoever to Sellers (whether express, implied or statutory) and hereby disclaims all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Sellers or any of their representatives, other than and to the extent set forth in Section 8 of this Agreement. Planet makes no representations or warranties to Sellers regarding the probable success or profitability of the Planet Business.
     9. Covenants of the Parties.
     (a) Except with the prior written consent of Planet, Mr. Willoughby will not, during the term of his employment with Planet and for a period of five (5) years thereafter, engage in competition with the business of Antigen, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which compete with the products or services or proposed products or services of the business of Antigen; provided, however, Mr. Willoughby’s activities described in Exhibit B to the Employment Agreement shall not be deemed to be a violation of this Section 9(a). Mr. Willoughby’s ownership, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this Section 9(a).
     (b) Forbearances of Antigen. From the date hereof until the Closing, except as expressly contemplated by this Agreement, without the prior written consent of Planet, Mr. Willoughby will use commercially reasonable efforts to cause Antigen not to:
     (i) Ordinary Course. Conduct the Business other than in the ordinary and usual course or fail to use its commercially reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, knowingly take any action that would adversely affect or delay the ability of Planet to perform any of its obligations on a timely basis under this Agreement, or knowingly take any action that would have a Material Adverse Effect on Antigen, including, without limitation, selling to customers more than a normal periodic supply of products and/or purchasing or failing to purchase raw materials, or producing or failing to produce products, outside of their historical practice.
     (ii) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any employee listed on Schedule 6(o)(i) or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 5%, (ii) for other changes that are required by applicable law, (iii) to satisfy contractual obligations existing as of the date hereof.
     (iii) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of the Assets, except Inventory in the ordinary course of business.
     (iv) Capital Expenditures. Make any capital expenditures relating to the Business other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $20,000 individually or $100,000 in the aggregate.

     (v) Accounting Methods. Implement or adopt any change in accounting principles, practices or methods, other than as may be required by GAAP.
     (vi) Contracts. Enter into, renew or terminate, or make any payment not then required under, any contract or agreement that calls for aggregate annual payments of $50,000 or more and which is not terminable at will or with 60 days or less notice without payment of a premium or penalty.
     (c) Employment of Key Employees. Sellers will use commercially reasonable efforts to cause Antigen to cause the Key Employees listed on Schedule 9(c) to remain employed with Antigen through the Closing. As of the Closing, all directors of Antigen shall resign.
     (d) Employment of Other Employees. From and after the Closing, Planet will continue the employment of all employees of Antigen on terms substantially equivalent to the salary and benefits provided to such employees prior to the date hereof, including the implementation of a stock option plan to be agreed upon and described on Schedule 9(d) hereto prior to Closing. Any such employees shall be at-will employees terminable at any time with or without cause, subject to normal termination policies considering the length of employment of such employee.
     (e) Intentionally omitted.
     (f) Sales and Taxes. All sales and other transfer taxes relating to or arising from the sale of the Stock pursuant to the terms hereof shall be paid by Sellers.
     (g) Change of Name. On and after the Acquisition Date, no Seller shall use the name or any name confusingly similar to “Antigen” or “Antigen Laboratories” in relation to any business activity.
     (h) Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, Sellers and Planet each agree to use their respective commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article 10 hereof, and shall cooperate fully with the other party hereto to that end.
     (i) Access; Information. Mr. Willoughby agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, he shall afford and cause Antigen to afford Planet and Planet’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Acquisition Date to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information as Planet may reasonably request and, during such period, it shall furnish promptly to Planet all information concerning its business, properties and personnel as Planet may reasonably request.

     (j) Regulatory Applications. Planet and Antigen shall cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each party shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any Governmental Authority in connection with the transactions contemplated by this Agreement.
     (k) Notification of Certain Matters. Antigen, Sellers, and Planet shall each give prompt notice to the others of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its respective representations, warranties, covenants or agreements contained herein.
     (l) Assistance with Third-Party Agreements. Sellers and Antigen shall cooperate with and use all commercially reasonable efforts to assist Planet in (a) gaining access to and obtaining any required consents from all of Antigen’s third-party vendors, landlords of all of their leased properties and other parties to material agreements, promptly after the date of this Agreement, and (b) obtaining the cooperation of such third parties in a smooth transition in accordance with Planet’s timetable at or after the Closing. Without limiting anything in the preceding sentence, Antigen shall use commercially reasonable efforts to provide data processing and other processing support to assist Planet in performing all tasks reasonably required to result in a successful conversion of data and other files and records to Planet’s production environment, or vice versa at the election of Planet, when requested by Planet and sufficient to ensure that a successful conversion can occur at such time as Planet requests at or after the Closing. Among other things, Antigen shall:
     (i) cooperate with Planet to establish a mutually agreeable project plan to effectuate the conversion; and
     (ii) use commercially reasonable efforts to have Antigen’s personnel or outside contractors continue to support both the conversion effort and its needs until the conversion can be established,
     (m) Financing. Planet shall use its best good faith efforts to obtain equity and/or debt financing in an amount not less than $10,000,000 on or prior to the Closing on terms and conditions reasonable and customary for similar transactions of the size and scope of the transactions contemplated by this Agreement.
     10. Conditions.
     (a) Conditions to Each Parties Obligations. The respective obligation of each of the parties hereto to consummate the Acquisition is subject to the fulfillment or written waiver by the parties hereto prior to the Acquisition Date of each of the following conditions:
     (i) Regulatory Matters. All Permits of any Governmental Authority required to be obtained or made shall have been obtained or made, including without limitation any FDA approval and issuance of FDA license.
     (ii) Employment Agreement. Mr. Willoughby and Planet shall have entered into an employment agreement in the form attached hereto as Exhibit A (the “Employment Agreement”).
     (iii) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.
     (iv) Arbitrator. The parties shall have agreed upon the firm to serve as the Arbitrator.
     (b) The obligation of Sellers to consummate the Acquisition is also subject to the fulfillment or written waiver prior to the Acquisition Date of each of the following additional conditions:
     (i) Representations and Warranties. The representations and warranties of Planet set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Acquisition Date as though made on and as of the Acquisition Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on Planet. The Sellers shall have received a certificate, dated the Acquisition Date, signed on behalf of Planet by the Chief Executive Officer and the Chief Financial Officer of Planet to such effect.
     (ii) Satisfaction of Covenants. Planet shall have satisfied each obligation of Planet to be performed by Planet at or prior to the Acquisition Date. The Sellers shall have received a certificate, dated the Acquisition Date, signed on behalf of Planet by the Chief Executive Officer and the Chief Financial Officer of Planet to such effect.

     (iii) Personal Guarantees. All personal guarantees and related liens of the Sellers (and Sylvia Willoughby as an individual) with respect to the Business shall have been released.
     (c) The obligation of Planet to consummate the Acquisition is also subject to the fulfillment or written waiver prior to the Acquisition Date of each of the following additional conditions:
     (i) Representations and Warranties. The respective representations and warranties of each Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Acquisition Date as though made on and as of the Acquisition Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on Antigen. Planet shall have received a certificate, dated the Acquisition Date, signed on behalf of each Seller with regard to their respective representations and warranties.
     (ii) Performance of Obligations of Seller and Antigen. Sellers and Antigen shall have performed in all material respects all obligations required to be performed by them, respectively, under this Agreement at or prior to the Acquisition Date, and Planet shall have received a certificate, dated the Acquisition Date, signed on behalf of each Seller with regard to their respective obligations hereunder.
     (iii) Financing. Planet shall have obtained equity and/or debt financing in an amount not less than $10,000,000.
     (iv) Environmental Condition of Real Property. Planet shall have satisfied itself with the results of a Phase I environmental report for the Real Property and if deemed reasonably prudent by Planet, Planet may conduct Phase II testing on the Real Property and shall have satisfied itself with the results of the Phase II environmental report.
     (d) If Conditions Not Satisfied. If any of the conditions set forth in this Article 10 are not satisfied, and the parties nevertheless consummate the transactions contemplated by this Agreement, the parties shall be deemed to have waived any claim for damages or other relief arising from or in connection with such non-satisfaction.

     11. Termination.
     (a) This Agreement may be terminated:
     (i) Mutual Consent. At any time prior to the Acquisition Date, by the mutual consent of Planet, Sellers and Antigen.
     (ii) Breach. At any time prior to the Acquisition Date, by Planet or either Seller in the event of a breach of any representation, warranty, covenant or obligation contained herein by a Seller or Antigen, in the case of termination by Planet, or by Planet, in the case of termination by a Seller, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party or parties of such breach provided that such breach would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Planet or Antigen, as the case may be.
     (iii) Delay. By Planet or a Seller in the event that the Acquisition is not consummated by December 15, 2007, except that Planet or a Seller, as the case may be, shall not have the right to terminate pursuant to this Section 11(a)(iii) to the extent that the failure to close arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 11(a)(iii), which action or inaction is in violation of its obligations under this Agreement.
     (iv) Financing. By Planet or a Seller, if at or prior to December 15, 2007, Planet is not able to obtain commitments from financial investors to provide debt and/or equity financing, subject to customary conditions to provide the capital necessary to complete the transactions contemplated by this Agreement on terms acceptable to Planet’s board of directors, and Planet notifies Antigen that it has decided not to pursue the transaction contemplated by this Agreement.
     (b) Effect of Termination. In the event of termination of this Agreement pursuant to this Section 11, no party to this Agreement shall have any liability or obligation to any other party hereunder provided that termination will not relieve a breaching party from any liability for any willful breach of any covenant, agreement, representation or warranty in this Agreement giving rise to such termination.
     12. Deliveries. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the parties shall make the following deliveries:
     (a) Instruments of Conveyance. Each Seller is delivering to Planet the certificate or certificates representing his or her Stock together with such other instruments of transfer, assignment and conveyance, and other instruments as the parties and their respective counsel shall deem reasonably necessary or appropriate, to convey, transfer and assign to Planet and effectively vest in Planet all right, title and interest in and to, and good and marketable title to, his or her Stock.

     (b) Purchase Price. Planet shall deliver to Sellers by wire transfer the Closing Cash Payment and Planet shall make the other Purchase Price deliveries in accordance with Section 4(a).
     (c) Possession. Sellers shall cause to be transferred and delivered to Planet on the Acquisition Date such keys, passwords, codes, lock and safe combinations and other similar items as Planet shall require to obtain immediate and full possession and control of Antigen and the Assets, and shall also make available to Planet at their then existing locations the originals of all documents in Sellers’ possession that are required to be transferred to Planet by this Agreement.
     (d) Tax Clearance Certificates. Antigen shall deliver to Planet tax clearance certificates from each taxing authority in each jurisdiction as reasonably requested by Buyer.
     (e) Other Deliveries. The delivery by each party of any certificate or other document called for in this Agreement or reasonably requested by the other party and customarily provided in like transactions.
     13. Indemnification by Mr. Willoughby. Subject to the limitations hereinafter set forth, Mr. Willoughby shall indemnify, defend and save Planet and its officers, directors and shareholders (collectively, the “Planet Indemnitees”), harmless from, against, for and in respect of any and all Damages suffered, sustained, incurred or required to be paid by any Planet Indemnitee caused by, resulting from or arising out of (A) the claims of any broker or finder engaged by Mr. Willoughby or Antigen, (B) the untruth, inaccuracy or breach of any representation or warranty of Mr. Willoughby contained in this Agreement, (C) the breach of any agreement or covenant of Mr. Willoughby contained in this Agreement, (D) any failure of Antigen to pay, perform or discharge any Taxes for any period prior to the Acquisition Date (other than (i) income or property Taxes for the current period and (ii) Taxes that would not be a breach of Sections 6(d)(iii)(a) or (c)) (the “Willoughby Tax Indemnification”), (E) warranty and product liability claims arising from sales of product prior to the Acquisition Date, and (F) employment claims by any employee, agent or independent contractor prior to the Acquisition Date.
     14. Indemnification by the Trust. Subject to the limitations hereinafter set forth, the Trust shall indemnify, defend and save the Planet Indemnitees harmless from, against, for and in respect of any and all Damages suffered, sustained, incurred or required to be paid by any Planet Indemnitee caused by, resulting from or arising out of (A) the claims of any broker or finder engaged by the Trust, (B) the untruth, inaccuracy or breach of any representation or warranty of the Trust contained in this Agreement, (C) the breach of any agreement or covenant of the Trust contained in this Agreement, and (D) any failure of Antigen to pay, perform or discharge any Taxes for any period prior to the Acquisition Date (other than (i) income or property Taxes for the current period and (ii) Taxes that would not be a breach of Sections 6(d)(iii)(a) or (c)) (the “Trust Tax Indemnification”).
     15. Indemnification by Planet. Subject to the limitations hereinafter set forth, Planet shall indemnify, defend and save Mr. Willoughby and the Trust, and its past, present and future trustees and beneficiaries (collectively, the “Seller Indemnitees”) harmless from, against, for and in respect of any and all Damages suffered, sustained, incurred or required to be paid by any Seller Indemnitee because of (A) the claims of any broker or finder engaged by Planet, (B) the untruth, inaccuracy or breach of any representation, warranty, agreement or covenant of Planet contained in this Agreement, (C) the breach of any agreement or covenant of Planet contained in this Agreement, and (D) any Liability arising out of the operation of Antigen after the Acquisition Date, except to the extent the foregoing is otherwise subject to indemnification by either Seller under this Agreement.
     16. Further Provisions Regarding Indemnification.
     (a) Survival.
     (i) All representations and warranties, and all covenants, agreements and obligations to be performed prior to Closing, of each Seller, Antigen and Planet in this Agreement and all claims of an Indemnified Party (as defined below) in respect of any breach of any representation, warranty, covenant, agreement or obligation of any Indemnifying Party (as defined below) contained in this Agreement, shall survive the consummation of the transactions contemplated herein and shall expire on the first (1st) anniversary of the Acquisition Date, other than the Willoughby Tax Indemnification and the Trust Tax Indemnification which shall survive the consummation of the transactions contemplated herein and shall not expire until all applicable statute of limitations periods run on such claims.
     (ii) Notwithstanding anything herein to the contrary, indemnification for claims for which written notice as provided in Section 16(b) has been given prior to the expiration of the representation, warranty, covenant, agreement or obligation upon which such claim is based shall not expire, and claims for indemnification may be pursued, until the final resolution of such claim.
     (iii) Nothing in this Section 16(a) shall modify in any respect any covenant, agreement or obligation to be performed by any party after the Closing pursuant to the provisions of this Agreement.
     (iv) Nothing contained in this Agreement or otherwise shall in any way limit any claim, suit, cause of action or remedy that may be available to any party based on Fraud.
     (b) Defense of Claims. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly notify the other party (the “Indemnifying Party”) in writing of the claim and, when known, the facts constituting the basis for such claim. The Indemnifying Party may, upon written notice to the Indemnified Party within 30 calendar days of receipt of the notice specified in the first sentence of this paragraph, assume the defense of any such claim if the Indemnifying Party acknowledges to the Indemnified Party the Indemnified Party’s right to indemnity pursuant hereto in respect of the entirety of such claim. If the

Indemnifying Party assumes the defense of any such claim, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claim, shall take all steps reasonably necessary in the defense or settlement thereof and shall at all times use commercially reasonable efforts to diligently and promptly pursue the resolution thereof. If the Indemnifying Party shall have assumed the defense of any claim in accordance with this Section 16(b), the Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim, without the prior written consent of the Indemnified Party; provided, however, that (i) the Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; (ii) the Indemnifying Party shall not be authorized to encumber any of the assets of the Indemnified Party or to agree to any restriction that would apply to the Indemnified Party or to its conduct of business; and (iii) a condition to any such settlement shall be a complete release of the Indemnified Party with respect to such claim which contains no admission of liability on the part of the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such action, with its own counsel and at its own expense. The Indemnified Party shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, cooperate fully with the Indemnifying Party in the defense of any claim or Proceeding being defended by the Indemnifying Party pursuant to this Section 16(b). If the Indemnifying Party does not assume the defense of any claim resulting therefrom in accordance with the terms of this Section 16(b), the Indemnified Party may defend against such claim in such manner as it may deem appropriate, including settling such claim after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate.
     (c) Indemnification Threshold for Sellers. Other than the Willoughby Tax Indemnification and the Trust Tax Indemnification, no claim for indemnification will be made by any Planet Indemnitee against either Seller unless the aggregate of all Damages incurred by the Planet Indemnitees exceeds $100,000, in which case the Planet Indemnitee’s claim for Damages may include the initial $100,000.
     (d) Indemnification Threshold for Planet. No claim for indemnification will be made by any Seller Indemnitee against Planet unless the aggregate of all Damages incurred by the Seller Indemnitees exceeds $100,000, in which case the Seller Indemnitee’s claim for Damages may include the initial $100,000.
     (e) Exclusive Remedy. Other than any Damages resulting from actual Fraud which Damages shall not be capped,, Sections 13, 14 and 15 (together with Section 5(c)) set forth the exclusive remedy for monetary damages owing from each Seller to the Planet Indemnitees and from Planet to the Seller Indemnitees that arise from the matters described therein. Each of the parties hereby waives any claim or cause of action for monetary damages that it might assert against the other, with respect to the matters described in such Sections, whether under any statute, common law, regulation or other law.
     (f) Miscellaneous. No party shall have any obligation to indemnify any Indemnified Party for: (i) any Consequential Damages (except arising pursuant to a third-

party claim); or (ii) any other Damages that are: (A) recovered or recoverable by the Indemnified Party from any other Person (including insurers); or (B) offset by Tax savings realized on account of such Damages by the Indemnified Party or any of its Affiliates.
     (g) Tax Indemnification. The parties agree that any indemnification pursuant to Sections 13(D) or 14(D) shall be (i) allocated and paid by the Sellers pro rata in accordance with the relative percentage of the Stock owned by each Seller, and (ii) net of any Tax refunds to which Antigen is entitled with regard to any period prior to the Acquisition Date.
     17. General Provisions.
     (a) Further Assurances. The parties shall cooperate and take such actions, and execute such other documents subsequent to the Acquisition Date as either may reasonably request in order to carry out the provisions or purpose of this Agreement.
     (b) Notices. All notices or other communications in connection with this Agreement shall be in writing and shall be deemed given (a) if personally delivered, when delivered, (b) if mailed, two Business Days after having been sent by registered or certified mail, postage prepaid, return receipt requested, or (c) if sent through an overnight delivery service in circumstances to which such service guarantees next-day delivery, the next day, to be sent as follows:
(i)	If to a Seller or Antigen, to both:

Mr. Tom Willoughby 13405 NE 120th Street Kearney, MO 64060

Ms. Sylvia Willoughby 713 Bristol Court Liberty, MO 64068 With a copy to: Polsinelli Shalton Flanigan Suelthaus PC Attn: William W. Mahood 700 West 47th Street, Suite 1000 Kansas City, MO 64112
(ii)	If to Planet: Planet Technologies, Inc. Attn: President/CEO 96 Danbury Road Ridgefield, CT 06877

With a copy to:

Blanchard, Krasner & French Attn: Robert W. Blanchard 800 Silverado Street, Second Floor La Jolla, CA 92037
     (c) Entire Agreement; Amendment; No Waiver. This Agreement (which includes the Schedules and Exhibits hereto) sets forth the parties’ final and entire agreement with respect to its subject matter and supersedes any and all prior understandings and agreements. This Agreement can be amended or supplemented, and any provision hereof can be waived, only by a written instrument making specific reference to this Agreement, in the case of amendment or supplement, signed by all the parties hereto, or in the case of a waiver, signed by the party against whom enforcement of such waiver is sought. No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     (d) Public Announcements. The parties agree that they will not make any public announcement, including any announcement to the employees of the Business, or otherwise cause to be publicized in any manner by way of press interviews, responses to press questions or inquiries, press releases or otherwise in any manner designed for release to the general or trade press, any aspect or proposed aspect of this transaction (including but not limited to the price paid and other terms of the transaction) without the mutual agreement of all of the parties hereto.
     (e) Successors; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns. This Agreement or any of the rights, interests or obligations hereunder may not be assigned or transferred (other than as part of a distribution pursuant to the Trust instrument) by any party without the prior written consent of the other party. Any assignment or transfer in violation of this section shall be null and void.
     (f) Captions. The section and paragraph headings in this Agreement and in the Schedules hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     (g) Fees and Expenses. Whether or not the transactions contemplated hereby are consummated, the parties hereto shall pay their own respective expenses, provided legal expenses incurred by Sellers in connection with or related to the transactions contemplated by this Agreement shall be paid by Antigen.
     (h) Severability; Construction. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid, unenforceable or void, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid, unenforceable or void, and such illegality, invalidity or unenforceability shall have no affect upon and shall not impair the enforceability of any other provision of this Agreement. The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.
     (i) Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the internal law of the State of Delaware.
     (j) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
     (k) Interpretation. When a reference is made in this Agreement to a Section or Article such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.
     (l) Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party or its successors or assigns may be brought and determined (i) in any Missouri court sitting in Clay County Missouri or the Western District of Missouri federal court, if brought by Planet, and (ii) in any Connecticut or District of Connecticut federal court, if brought by a Seller or Antigen, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties further agrees to accept service of process in any manner permitted by such courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     (m) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (in the courts as set forth above), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
     (n) Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     (o) Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes
     (p) Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
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     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

PLANET TECHNOLOGIES, INC.
By:
Edward Steube
President/CEO

ANTIGEN LABORATORIES, INC.
By:
William Thomas Willoughby
President

William Thomas Willoughby

Sylvia W. Willoughby Trust
By:
Sylvia W. Willoughby, Trustee

Schedule 1
Defined Terms
     “Acquisition” shall mean the transaction contemplated by this Agreement.
     “Acquisition Date” will have the meaning ascribed to such term in Section 4(b).
     “Affiliate” means, with respect to any Person, a Person directly or indirectly controlling, controlled by or under common control with the Person, through the ownership of all or part of the Person.
     “Agreement” will have the meaning ascribed to such term in the Preamble.
     “Antigen” means Antigen Laboratories, Inc.
     “Applicable Law” means any domestic or foreign, federal, state or local statute, law, common law, ordinance, policy, guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, permit or other requirement of any Governmental Authority.
     “Arbitrator” will have the meaning ascribed to such term in Section 5(b).
     “Assets” will have the meaning ascribed to such term in Section 6(i).
     “Business” will have the meaning ascribed to such term in the recitals of this Agreement.
     “Business Day” means a day of the week (but not a Saturday, Sunday, or holiday) on which banking institutions in Kansas City, Missouri are open. All references to “days” in this Agreement will be to calendar days unless specifically referenced as a Business Day.
     “Cash Holdback” means the amount set forth in Section 4(a)(v).
     “Closing” will have the meaning ascribed to such term in Section 4(b).
     “Closing Cash Payment” will have the meaning ascribed to such term in Section 4(a)(i).
     “Code” means the Internal Revenue Code of 1986 as amended.
     “Consequential Damages” means Losses arising out of any interruption of business, loss of profits, loss of use of facilities, claims of customers, loss of goodwill or other indirect, incidental, special or punitive damages.
     “Contracts” will have the meaning ascribed to such term in Section 6(i)(vii).
     “Copyrights” means all of the following: (i) all copyrights, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any State or territory thereof, or any other country or any political subdivision thereof, and (ii) all reissues, extensions or renewals thereof.
     “Damages” means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including (i) interest on cash disbursements in respect of any of the foregoing at a rate of five percent (5%) per annum from the date each such cash disbursement is made until the Person incurring the same is indemnified in respect thereof, and (ii) reasonable costs, fees and expenses of attorneys, accountants and other agents of the Person reasonably incurred with respect to the foregoing.
     “Employment Agreement” will have the meaning ascribed to such term in Section 10(a)(ii).
     “Environmental Laws” will have the meaning ascribed to such term in Section 6(t)(i).
     “Equipment” means all machinery and equipment, including processing equipment, conveyors, machine tools, tools, tooling, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto of the Antigen Business.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “FDA” means the Food and Drug Administration.
     “Financial Statements” will have the meaning ascribed to such term in Section 6(d)(i).
     “Fraud” means any fraud, intentional misrepresentation, theft, or embezzlement.
     “GAAP” means generally accepted accounting principles as applied on a consistent basis.
     “Governmental Authority” means any foreign or domestic, federal, territorial, state or local governmental authority, instrumentality, court, government commission, tribunal or organization, or any regulatory, administrative or other agency, including the FDA, or any political or other subdivision, department or branch of any of the foregoing.
     “Hazardous Substances” means any substance, material or waste that is regulated by any Governmental Authority, including, without limitation, (i) petroleum; (ii) asbestos; and (iii) any material or substance that is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” or “restricted hazardous waste” under any provision of any Applicable Law, including, without limitation, Section 307 and Section 311 of the Clean

Water Act, 33 U.S.C. § 1251 et seq. (33 U.S.C. §§ 1317, 1321), Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903), and Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq. (42 U.S.C. § 9601).
     “Indemnified Party” will have the meaning ascribed to such term in Section 16(b).
     “Indemnifying Party” will have the meaning ascribed to such term in Section 16(b).
     “Intangible Property” will have the meaning ascribed to such term in Section 6(i)(iii).
     “Intellectual Property” will have the meaning ascribed to such term in Section 6(k).
     “Interim Financial Statements” will have the meaning ascribed to such term in Section 6(d)(i).
     “Inventory” will have the meaning ascribed to such term in Section 6(i)(i).
     “IRS” means the Internal Revenue Service.
     “Know-how” will have the meaning ascribed to such term in Section 6(i)(iv).
     “Knowledge” means actual present knowledge.
     “Liability” or “Liabilities” means, with respect to any Person, any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of the Person or is disclosed on any Schedule hereto.
     “License” means any rights under any written agreement owned or acquired by a party granting any right (i) to use any Copyright or Copyright registration; (ii) any right with respect to any invention on which a Patent is in existence; (iii) to use any Trademark; or (iv) any other license of rights or interests held or acquired by such party.
     “Liens” means any security interests, liens, pledges, charges, options, rights of first refusal, encumbrances, claims or other third party rights of any kind.
     “Material Adverse Effect” means a change in, or effect on, the operations, affairs, condition (financial or otherwise), results of operations, assets, properties, Liabilities, earnings, prospects, reserves or any other aspect of the Business or the Planet Business, as the context requires, that results in a material adverse effect on, or a material adverse change in the Assets of the Business or the Planet Business, as the context requires, taken as a whole; provided, however, to the extent such effect results from any of the following, such effect shall not be considered a Material Adverse Effect: (x) general conditions applicable to the economy of the United States or elsewhere, including changes in interest rates and changes in the stock or other financial markets; (y) conditions generally affecting the allergy immunotherapy testing and treatment product industry without any disproportionate impact on Antigen or Planet; or (z) conditions or effects resulting from or relating to the announcement, the existence, or the terms of this Agreement or the consummation of the transactions contemplated hereby.
     “Patents” means all of the following in which Antigen holds any interest: (i) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or territory thereof, or any other country, and (ii) all reissues, continuations, continuations-in-part or extensions thereof.
     “Permit” will have the meaning ascribed to such term in Section 6(n)(iii).
     “Person” means an individual, corporation, partnership, joint venture, trust, limited liability company or other business entity.
     “Proceeding” or “Proceedings” means any lawsuit, claim, hearing, arbitration, proceeding (public or private), governmental investigation, or legal, administrative or other action.
     “Proprietary Information” will have the meaning ascribed to such term in Section 6(i)(v).
     “Planet” will have the meaning ascribed to such term in the Preamble.
     “Planet Indemnitees” will have the meaning ascribed to such term in Section 13.
     “Planet Financial Statements” will have the meaning ascribed to such term in Section 8(e).
     “Planet’s Documents” will have the meaning ascribed to such term in Section 8(b).
     “Planet SEC Reports” will have the meaning ascribed to such term in Section 8(e).
     “Reference Date” shall mean the date of this Agreement set forth on page 1 hereof.
     “Reference Balance Sheet” will have the meaning ascribed to such term in Section 6(d)(i).
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller Indemnitees” will have the meaning ascribed to such term in Section 15.
     “Sellers” will have the meaning ascribed to such term in the Preamble.
     “Stock” will have the meaning ascribed to such term in the recitals to this Agreement.
     “Subsidiary” means, with respect to any Person, (i) any corporation in which such Person, then owns stock possessing more than fifty percent (50%) of the total combined voting power of all classes of stock, (ii) any partnership in which such Person is a general partner or (iii) any limited liability company, partnership or other entity in which such Person possesses a fifty percent (50%) or greater interest in the total capital or total income of such limited liability company, partnership or other entity.
     “Tax” or “Taxes” means any taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any taxing authority, including any Governmental Authority and any taxing agency thereof, including, without limitation, (i) any federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales and use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, environmental tax, intangibles tax, occupation tax, net worth tax, estimated tax, transfer and gains tax, (ii) any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax, and (iii) any liability with respect to the foregoing as a result of being a member of any affiliated, consolidated, combined, unitary, or similar group, as a result of any transferee liability in respect of the foregoing, as a result of any agreement or otherwise by operation of law.
     “Tax Returns” mean any return, report, form or other information filed or required to be filed with the IRS or any other federal, foreign, state, local, provincial taxing authority with respect to any Tax, including any claim for refund of Taxes and any amendments or supplements of any of the foregoing.
     “Trademarks” means all of the following owned by Antigen: (i) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (ii) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.
     “Trust Tax Indemnification” will have the meaning ascribed to such term in Section 14.
     “Willoughby Tax Indemnification” will have the meaning ascribed to such term in Section 13.

Exhibit A
Employment Agreement